UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2012

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan	48180
(Address of Principal Executive Offices)	(Zip Code)

(313) 274-7400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 101.	Entry into a Material Definitive Agreement.

On February13, 2012, Masco Corporation (the “Company”) and Masco Europe S.à r.l. (“Masco Europe”) entered into Amendment No. 2 (deemed to be effective and applicable as of December 31, 2011) (the “Second Amendment”) to the Credit Agreement (the “Credit Agreement”) dated June 21, 2010 by and among the Company and Masco Europe as borrowers, various lenders and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. The Second Amendment provides for the add-back to shareholders’ equity in the Company’s debt to capitalization covenant of (i) certain non-cash charges (including impairment charges for financial investments and goodwill and other intangible assets) and (ii) changes to the valuation allowance on the Company’s deferred tax assets included in income tax expense, each taken in 2010 and 2011, which aggregate $1.6 billion after tax. The Second Amendment also permits the Company to add-back, if incurred, up to $250 million in the aggregate of future non-cash charges subsequent to December 31, 2011. The Second Amendment also revised the permitted ratio of consolidated EBITDA to the consolidated interest expense to 2.25 to 1.00 through December 31, 2012, increasing to 2.50 to 1.00 with respect to each quarter thereafter.

Taking the Second Amendment into account, at December 31, 2011, the Company had additional borrowing capacity, subject to availability, of up to $630 million. Alternatively, at December 31, 2011, the Company could absorb a reduction to shareholders’ equity of approximately $340 million and remain in compliance with the debt to total capitalization covenant.

The Bank of New York Mellon is one of the lenders under the Credit Agreement. An affiliate of The Bank of New York Mellon acts as trustee under the Company’s indentures. In the ordinary course of their respective businesses, various lenders that are parties to the Credit Agreement or their affiliates have performed investment banking, commercial banking and other financial services for the Company and its affiliates, including acting as lenders under various loan facilities and as underwriters in offerings of the Company’s securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ JOHN G. SZNEWAJS
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and Chief Financial Officer

February 16, 2012